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EXHIBIT 11.1


                        AMERICAN MEDSERVE CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                               JUNE 30              JUNE 30
                                                         -------------------  ------------------
                                                           1996       1997      1996       1997
                                                         --------   --------  --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Average number of shares outstanding                       4,421     12,195     4,421     12,142
Net effect of common shares and common
  equivalent shares issued in an initial public
  offering under SAB 83                                      390       --         390       --
Net effect of common shares issued in
  connection with a preferential mandatory
  distribution                                             1,655       --       1,655       --
Net effect of dilutive stock options based on
  the treasury stock method using average stock price        --          70      --           70
                                                         --------   --------  --------   --------
Total                                                      6,466     12,265     6,466     12,212
                                                         --------   --------  --------   --------

Income before extraordinary item                            $133     $1,197      $350     $2,017
Write off of deferred financing costs, net of
  income tax benefit of $404                                 --        --         437      --
                                                         --------   --------  --------   --------

Net income (loss)                                           $133     $1,197      ($87)   $2,017
                                                         --------   --------  --------   --------

Income before extraordinary item per share                 $0.02      $0.10     $0.05     $0.17
Write off of deferred financing costs, net of
  income tax benefit of $404, per share                      --        --        0.06      --
                                                         --------   --------  --------   --------

Net income (loss) per share                               $ 0.02      $0.10    ($0.01)     $0.17
                                                         --------   --------  --------   --------
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